|X| No fee required

|_| Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1. Title of each class of securities to which transaction applies:

2. Aggregate number of securities to which transaction applies:

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4. Proposed maximum aggregate value of transaction:

5. Total fee paid:

|_| Fee paid previously with preliminary materials

|_| Check box if any part of the fee is offset by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1. Amount Previously Paid:

2. Form, Schedule or Registration Statement No.:

3. Filing Party:

4. Date Filed:


PROXY
ELECTRONIC CONTROL SECURITY INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
JANUARY 17, 2003

DATE AND TIME: January 17, 2003 at 10:00 a.m.

PLACE: 790 Bloomfield Ave, Bldg. C-1, Clifton, New Jersey 07012.

ITEMS OF BUSINESS:

(1) To elect seven (7) members of the board of directors to serve until the next annual meeting of shareholders.

(2) To ratify an amendment to the Electronic Control Security Inc. Incentive Stock Option Plan to increase the number of options available for grant from 750,000 options to 1,000,000 options.

(3) To ratify the selection of Demetrius & Company, L.L.C. as our independent public accountants for the fiscal year ending June 30, 2003.

(4) To consider such other business as may properly come before the meeting.

RECORD DATE: You are entitled to vote if you were a shareholder at the close of business on November 15, 2002.

ATTENDANCE IN PERSON: If you were a shareholder of record on the record date, you are entitled to, and we would be delighted if you would, come to and vote at the meeting in person.

VOTING BY PROXY: Please send in your proxy (or voting instructions to your broker) as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. Please refer to the questions and answers beginning on page 2 and the instructions on the proxy card.

Our Annual Report on Form 10-KSB for the period ended June 30, 2002, which is not a part of the proxy soliciting material, is enclosed.

By order of the Board of Directors
Mark Barchenko,
Corporate Secretary
December 12, 2002

ELECTRONIC CONTROL SECURITY INC.
790 Bloomfield Avenue
Clifton, New Jersey 07012

Name and Principal Position	Year	Salary	Other Annual Compensation	Securities Underlying Options	All Other Compensation
Arthur Barchenko, President	2002	98,800	-0-	100,000	-0-
	2001	78,100	-0-	-0-	-0-
	2000	85,000	-0-	-0-	-0-



Option Grants in the Last Fiscal Year.

The following table presents certain information concerning stock options granted to the Named Executive under the Stock Option Plan during the 2002 fiscal year.

Individual Grants



Name	Number Of Securities Underlying Options Granted (Shares)	Percent Of Total Options Granted To Employees In Fiscal Year	Exercise Price Per Share	Expiration Date
Arthur Barchenko	100,000	33.9%	$2.97	2007



Fiscal Year-End Option Numbers and Values.

The following table sets forth certain information concerning the number and value of unexercised options held by the Named Executive at June 30, 2002. There were no stock options exercised by the Named Executive during the fiscal year ended June 30, 2002.



Name	Number of Securities Underlying Unexercised Options at Fiscal Year-End: Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End: Exercisable/Unexercisable (1)
Arthur Barchenko	100,000/0	$0/$0



(1) Based upon the difference between the exercise price of such options and the closing price of the Common Stock ($.97) on June 28, 2002, as reported on the Over The Counter Bulletin Board.

Compensation Pursuant to Management Contracts.

None.

Other Compensation.

None; no stock appreciation rights or warrants exist.


Incentive Stock Option Plan.

The following is a brief summary of the Electronic Control Security Inc. Incentive Stock Option Plan (the "Plan"), which is designed to enhance our long-term profitability and shareholder value by aligning the interests of selected directors, officers, employees and consultants with our performance targets.

In 1986, we adopted the Plan which we renewed in 1996 for a second ten-year term. The Plan authorizes the issuance of statutory options to purchase up to 750,000 shares of our common stock.

The Plan is administered by the Board of Directors, which may empower a committee to administer the Plan. The Board is generally empowered to interpret the Plan, prescribe rules and regulations relating thereto, determine the terms of the option agreements, amend them with the consent of the optionee, determine the individuals to whom options are to be granted, and determine the number of shares subject to each option and the exercise price thereof. The per share exercise price for options granted under the Plan is determined by the Board, provided that the exercise price of incentive stock options is not be less than 100% of the fair market value of a share of the common stock on the date the option is granted (110% of fair market value on the date of grant of an

incentive stock option if the optionee owns more than 10% of our common stock). Upon exercise of an option, the optionee may pay the purchase price with previously acquired securities of the company.

Options will be exercisable for a term determined by the Board, which will not be greater than ten years from the date of grant and five years in the case of incentive stock options, unless such grant is for a period of ten years, as determined by the Board, except that an Incentive Stock Option granted to the beneficial owner of more than 10% of the outstanding shares of our common stock shall expire, to the extent that it has not theretofore been exercised, at the close of business five (5) years from the date of grant. Options may be exercised only while the original grantee has a relationship with us which confers eligibility to be granted options or within three months after termination of such relationship with us, or up to one year after death or total and permanent disability. In the event of the termination of such relationship between the original grantee and us for cause, as defined in the Plan, all options granted to that original optionee terminate immediately. In the event of certain basic changes in the company, including a reorganization, merger or consolidation of the company, or the purchase of shares pursuant to a tender offer for shares of our common stock, in the discretion of the Board or administering committee, each option may become fully and immediately exercisable. Incentive stock options are not transferable other than by will or the laws of descent and distribution.

Options granted pursuant to the Plan may be designated as incentive stock options ("ISO"), with the attendant tax benefits provided under Sections 421 and 422 of the Internal Revenue Code of 1986. Accordingly, the Plan provides that the aggregate fair market value determined at the time an ISO is granted of the common stock subject to incentive stock options exercisable for the first time by an employee during any calendar year under all our plans may not exceed $100,000. The Board may modify, suspend or terminate the Plan; provided, that certain material modifications affecting the Plan must be approved by the shareholders, and any change in the Plan that may adversely affect an optionee's rights under an option previously granted under the Plan requires the consent of the optionee.

Nonstatutory Stock Option Plan.

We also have adopted a nonstatutory stock option plan and have reserved 250,000 shares of common stock for issuance to Directors, employees and non-employees. Options granted pursuant to this plan will be non-transferable and expire, if not exercised within five years from the date of the grant. Options will be granted in such amounts and at such exercise prices as the Board of Directors may determine.

Equity Compensation Plan Information.

The following table sets forth certain information concerning our existing stock option plans for the fiscal year ended June 30, 2002.


Equity Compensation Plan Information



Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	565,000	$ 1.37	405,000
Equity compensation plans not approved by security holders	395,000	$ 1.42	
Total	960,000		



ITEM OF BUSINESS NO. 2
RATIFICATION OF AN INCREASE IN THE NUMBER OF OPTIONS
AVAILABLE FOR GRANT UNDER THE ELECTRONIC CONTROL SECURITY INC.
INCENTIVE STOCK OPTION PLAN FROM 750,000 OPTIONS TO 1,000,000 OPTIONS

You are being asked to ratify a resolution adopted by the Board of

Directors which would amend the company's Incentive Stock Option Plan (Plan) to increase the number of options available for grant from 750,000 options to 1,000,000 options. The Plan will not be amended without shareholder approval. A description of the Plan is set forth above under the heading "EXECUTIVE COMPENSATION-Stock Option Plan."

In 1986, we adopted the Incentive Stock Option (which it renewed in 1996 for a second ten year term) pursuant to which it made available 750,000 options for grant. The Plan was adopted to further the growth and profitability of the company by providing increased incentives to, and encourage share ownership on the part of, employees, consultants and directors of the company.

At the date of this Proxy, there were options outstanding under the Plan entitling holders to purchase a total of 632,500 shares of common stock, leaving 367,500 options available for grant.

Your Board of Directors has no specific plans at this time to grant any additional options under the Plan, however, there are circumstances under which it might become necessary or advantageous to do so. For example, as a result of the Sarbanes-Oxley Act of 2002, the SEC has promulgated new regulations relating to corporate governance which, among other things, expand existing financial statement review requirements and impose new duties on public companies' audit committees and which suggest that public companies form disclosure committees composed of independent directors to review the information included in filings made with the SEC. ECSI may have to grant additional options to independent directors who serve on its audit committee in order to induce them to remain members of such committee or add new independent directors to serve on any new committees which it may form in order to comply with changes mandated by new federal and SEC regulations. ECSI would like to have the flexibility to issue options to such persons under the Plan and management believes it is prudent to have options available for grant under the Plan. In addition, we have established a policy of granting to each of our directors options under the Plan during each year in which such persons serve as directors and anticipate that we will maintain this policy into the future. We desire to make available additional options for grant under the Plan for the reasons described above as well for other purposes which we can not presently anticipate.

If the shareholders ratify the amendment to the Plan to increase in the number of options available for grant, the additional options authorized would be subject to grant on the same terms as existing options available for grant under the Plan and would be accorded the same tax treatment as the available options.

13


Approval of the amendment to the Plan to increase the number of options available for grant is important to our company because the relatively small remaining number of options available for grant, may impair our ability to attract and retain qualified directors, executive management and key employees.

It is for these reasons that your Board of Directors believes that it is a good idea to amend the Plan to increase the number of options available for grant.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF AN AMENDMENT TO THE ELECTRONIC CONTROL SECURITY INC. INCENTIVE STOCK OPTION PLAN TO INCREASE THE NUMBER OF OPTIONS AVAILABLE FOR GRANT

ITEM OF BUSINESS NO. 3
RATIFICATION OF THE APPOINTMENT OF
DEMETRIUS & COMPANY, L.L.C. AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
FOR THE YEAR ENDING JUNE 30, 2003

Your Board of Directors has appointed Demetrius & Company, L.L.C. as the independent accountants to audit our financial statements for the year ended June 30, 2003. This firm served as our independent auditors during 2002 and 2001. If the appointment of this firm is not ratified or if it declines to act or their engagement is otherwise discontinued, the Board of Directors will appoint other independent auditors.

During fiscal 2002, the aggregate fees for professional services provided by Demetrius & Company, L.L.C. to us were as follows:



Audit Fees (1)	$42,000
Financial Information Systems Design and Implementation Fees	$0
All Other Fees (2)	$12,500

Total	$54,500



ELECTRONIC CONTROL SECURITY, INC.
790 Bloomfield Avenue
Clifton, New Jersey 07012

PROXY STATEMENT
December 7, 2004

This proxy statement contains information related to the annual meeting of shareholders of Electronic Control Security Inc., a New Jersey corporation (the "Company"), to be held on January 21, 2004, at the Company's principal offices located at 790 Bloomfield Ave. Bldg. C-1, Clifton, New Jersey 07012, at 8:00 a.m., local time, and at any postponements or adjournments thereof. The Company is making this proxy solicitation.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the Company's annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, which relates to the election of directors, approval of an amendment to the Company's Articles of Incorporation to increase the number of shares of common stock the Company is authorized to issue; and to approve an amendment to the Company's 1986 Stock Option Plan to increase the number of options available for grant thereunder.

Who is soliciting the proxy?

This proxy statement is furnished to the holder of shares of the common stock and Series A Convertible Preferred Stock ("Series A Preferred Stock") of the Company in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders to be held on January 21, 2004, and any adjournment or postponement thereof.

Who is entitled to vote?

Only shareholders of record of the Company's common stock and Series A Preferred Stock on the close of business on the record date, November 26, 2004, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponements or adjournments of the meeting. Each outstanding share of common stock is entitled to one vote at the meeting on each matter to be voted upon at the meeting and each outstanding share of Series A Preferred Stock is entitled to 1.14 votes at the meeting on each matter to be voted upon at the meeting. The holders of common stock and the Series A Preferred Stock vote together as a single class. As of the record date, there were 6,130,630 shares of common stock outstanding and shares of Series A Preferred Stock outstanding entitling the holders to vote the equivalent of 414,286 shares of common stock.

Who can attend the annual meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the annual meeting, and each may be accompanied by one guest. Seating, however, is limited. Admission to the meeting will be on a first-come, first-serve basis. Each shareholder may be asked to present valid picture identification, such as a driver's license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Option/SAR Grants in Last Fiscal Year				
Individual Grants				
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
Arthur Barchenko	50,000	22.73%	1.00	January 2, 2014

Fiscal Year-End Option Numbers and Values

The following table sets forth additional information as of June 30, 2004, concerning shares of our common stock that may be issued upon the exercise of options under our existing equity compensation plans, divided between plans approved by our shareholders and plans or arrangements not submitted to our shareholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

Aggregate Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values				
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the Money Options/SARs at FY-End ($) Exercisable/Unexercisable
Arthur Barchenko	-0-	-0-	150,000/0	$17,500/$0

Stock Option Plan.

Incentive Stock Option Plan. In 1986, the Company adopted an Incentive Stock Option Plan which it renewed in 1996 for a second ten-year term. The Company has reserved 1,000,000 shares of common stock for issuance under the Stock Option Plan. The Board of Directors administers the Stock Option Plan but may delegate such administration to a committee of three persons, one of whom must be a member of the Board. The Board or the Committee has the authority to determine the number of options to be granted, when the options may be exercised and the exercise price of the options, provided that the exercise price may never be less than the fair market value of the shares of the Common Stock on the date the option is granted (110% in the case of any employee who owns more than 10% of the combined voting power or value of all classes of stock). Options may be granted for terms not exceeding ten years from the date of the grant, except for options granted to person holding in excess of 5% of the common stock, in which case the options may not be granted for a term not to exceed five years from the date of the grant.

Non-statutory Stock Option Plan. The Company also has adopted a non-statutory stock option plan and has reserved 250,000 shares of common stock for issuance to Directors, employees and non-employees. Options granted pursuant to this plan will be non-transferable and expire, if not exercised within five years from the date of the grant. Options will be granted in such amounts and at such exercise prices as the Board of Directors may determine.

Equity Compensation Plan Information

The following table sets forth additional information as of June 30, 2004, concerning shares of our common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our shareholders and plans or arrangements not submitted to our shareholders for approval. The information includes the number of shares covered by and the weighted average exercise price of, outstanding options and other rights and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	590,000	$1.53	660,000
Equity compensation plans not approved by security holders			
Total	590,000	$1.53	660.000

Other Compensation.

None; no stock appreciation rights or warrants exist.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Act of 1934 requires our officers and directors, and greater than 10% shareholders, to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission. Copies of the reports are required by SEC regulation to be furnished to us. Based on our review of these reports and written representations from reporting persons, we believe that **all reporting persons complied with all filing requirements** during the fiscal year ended June 30, 2004.

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct and ethics that applies to our directors, officers and all employees. The code of conduct and ethics will be posted on our website at www. ecsi@anti-terrorism.com shortly after the date of the Annual Meeting. Until that time, the code of business conduct and ethics may be obtained free of charge by writing to Electronic Control Security Inc., Attn: Arthur Barchenko, 790 Bloomfield Avenue, Building C, Suite 1, Clifton, New Jersey 07012.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our Board of Directors unanimously recommends a vote "FOR" the approval of the amendment to the Company's Articles of Incorporation increasing in the number of shares of common stock the Company is authorized to issue.

PROPOSAL NO. 3
AMENDMENT TO 1986 STOCK INCENTIVE PLAN

Background and Recent Amendment

In 1986, the Company adopted its 1986 Stock Option Plan ("Plan"), providing for equity compensation awards to its employees, officers, directors, consultants and advisors, initially reserving 500,000 shares of Common Stock for issuance under the Plan. The Plan provided for a term of ten years. In 1996, the Company extended the Plan for an additional ten years. Subsequently, at the 2002 Annual Shareholders Meeting held in November 2002, the holders of a majority of the outstanding shares of common stock approved an amendment to the Plan to increase the number of shares of common stock available for issuance under the Plan to 1,000,000 shares.

The current amendment to the Plan affects a further increase in the number of shares of Common Stock available for issuance under the Plan, from 1,000,000 shares to 2,000,000 shares (subject to adjustment for stock dividends, stock splits and certain other changes in capitalization, pursuant to the Plan). This amendment was adopted by the Board of Directors on October 24, 2004.

The Board of Directors adopted this amendment to ensure that there will be a sufficient reserve of shares to permit further option grants under the Plan to existing and new employees and consultants at levels to be determined by the Board of Directors. The Company believes that the Plan can be a valuable compensation component for the Company and can help further the success of the Company by aligning the interests of employees, officers, directors and consultants with those of the Company through ownership of the Company's stock. The Board of Directors believes that, in the current competitive labor market, stock options may serve to attract, retain and motivate employees and consultants and to enhance their incentive to perform at the highest level and contribute significantly to the Company's success.

As of November 24, 2004, options to purchase an aggregate of 467,500 shares of common stock under the Plan were outstanding and options to purchase 287,500 shares had been exercised or expired leaving a total of 255,000 shares available for future issuance under the Plan. Based on 6,133,130 shares of common stock issued and outstanding as of November 24, 2004, the shares subject to existing stock options and the additional shares available for issuance under the Plan, as amended, would represent less than 1% of the outstanding shares when issued in accordance with the Plan.

It is anticipated that the current increase will provide a sufficient number of shares to cover grants and awards made over a period of approximately five years. Over the last three fiscal years ending June 30, 2004, the Company has awarded options under the Plan to purchase an aggregate of 520,000 shares of common stock segregated by year as follows: in 2004 options to purchase 195,000 shares were granted; in 2003 options to purchase 25,000 shares were granted; and in 2002 options to purchase 200,000 shares were granted.

Description of 1996 Stock Incentive Plan

The following summary of the Plan is qualified in its entirety by reference to the Plan, a copy of which may be obtained, at no cost, from the Company:

Administration of the Plan

The Plan is administered by the Board of Directors. The Board of Directors has full and final authority in its discretion, subject to the provisions of the Plan, to determine the participants to whom, and the time or times at which, options shall be granted and the number of shares covered by each option; to construe and interpret the Plan and any agreements made pursuant to the Plan; to determine the terms and provisions of the option agreements entered into in connection therewith, including terms covering the payment of the exercise price of the options; and to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan.

Stock Options and Awards under the Plan

The Plan authorizes grants of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code") and nonqualified stock options.

Stock Options. Each option shall be exercisable from time to time over such period and upon such terms as the Committee may determine. The exercise price of each incentive stock option granted shall not be less than the fair market value of the underlying Common Stock (110% in the case of any employee who owns more than 10% of the combined voting power or value of all classes of stock). The fair market value of the Company's Common Stock shall be based on the last price at which such shares were traded on such date as reported on the over-the-counter market on which the Common Stock is traded. The Committee may make adjustments to the number of shares covered by outstanding options or the exercise price, if such adjustments are required to prevent any dilution or enlargement of rights of holders of options in the event of any change in the capital structure of the Company.

The expiration date of each option shall be fixed by the Committee, but in no event, shall be more than ten years from the date of the grant of the option, except for options granted to person holding in excess of 5% of the common stock, in which case the options may not be granted for a term not to exceed five years from the date of the grant. The Board of Directors, in its discretion, has authority to determine the method of payment of the exercise price for each participant. The Committee has the authority to determine the treatment of stock option grants upon a participant's retirement, disability, death, or termination. No option granted under the Plan is transferable or assignable, other than by will or the laws of descent and distribution.

New Stock Option Grants

The Committee has not yet established the number of stock options or other stock awards that may be made under the Plan to employees, consultants, officers or directors.

Plan Participants

Any officer, director, employee, consultant or advisor of the Company or a subsidiary of the Company is eligible to participate in the Plan.

An option may be granted to a participant only if such participant, at the time the option is granted, does not own, after application of the attribution rules of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its affiliates. The preceding restriction shall not apply if at the time the option is granted, the exercise price is at least 110% of the fair market value as of the date of grant of the Common Stock subject to the

option, and such option by its terms is not exercisable after the expiration of five years from the date of grant.

Federal Income Tax Consequences

Incentive Stock Options. There are no federal tax consequences, either to the participant or to the Company upon the grant of an incentive stock option under the Plan. Upon the exercise of an incentive stock option, the participant will not recognize any income, and the Company will not be entitled to a deduction, although the exercise may give rise to alternative minimum tax liability for the participant. Generally, if the participant disposes of shares acquired upon the exercise of an option within two years of the date of grant or one year of the date of exercise, the participant will recognize ordinary income, and the Company will be entitled to a deduction equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. If the shares are disposed of after the foregoing holding requirements are met, the entire gain or loss will be treated as a capital gain or loss by the participant.

Nonqualified Stock Options. There are no federal tax consequences, either to the participant or to the Company upon the grant of a nonqualified stock option under the Plan. Upon the exercise of a nonqualified stock option, the participant will recognize income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the Common Stock of the Company on the date of exercise over the exercise price. Upon subsequent disposition of the shares by the participant, the entire gain or loss on the disposition of the shares will be treated as applicable capital gain or loss by the participant.

Termination of Plan

The Plan will automatically terminate in 2006, unless earlier terminated by the Board of Directors. The Board of Directors may terminate or amend the Plan at any time without shareholder approval, except as shareholder approval may be required under (a) Rule 16b-3 of the Securities Exchange Act of 1934, (b) the Code or certain regulations promulgated pursuant thereto, (c) the rules for listed companies on the national stock exchange on which the Common Stock is traded, or (d) any other applicable law or rule.

VOTE REQUIRED

The affirmative vote of a majority of the shares of Common Stock present at the Meeting in person or by proxy and entitled to vote on such matter is required for approval. Abstentions will be considered shares present in person or by proxy and entitled to vote and, therefore, will have the effect of a vote against the matter. Broker non-votes will be considered shares not present for this purpose and will have no effect on the outcome of the vote. Directions to withhold authority to vote for directors, abstentions and broker non votes will be counted for purposes of determining whether a quorum is present for the Meeting. The amendment to the 1986 Stock Option Plan will be effective will become effective after the Annual Meeting

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our Board of Directors unanimously recommends a vote "FOR" the approval of the amendment to the Company's Articles of Incorporation increasing in the number of shares of common stock the Company is authorized to issue.